Exhibit I

EXECUTION VERSION

DEALER MANAGER AGREEMENT

April 9, 2010

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

Ladies and Gentlemen:

1. Invitations. The Republic of Peru (“Peru”) plans to make invitations (the “Invitations”) to holders of its 9.125% U.S. Dollar-Denominated Global Bonds due 2012 (the “2012 Bonds”), 7.500% Euro-Denominated Global Bonds due 2014 (the “2014 Bonds”), 9.875% U.S. Dollar-Denominated Global Bonds due 2015 (the “2015 Bonds”) and 8.375% U.S. Dollar-Denominated Global Bonds due 2016 (the “2016 Bonds” and, together with the 2012 Bonds, the 2014 Bonds and the 2015 Bonds, the “Eligible Bonds”) to submit offers to exchange Eligible Bonds for 8.75% U.S. Dollar-Denominated Global Bonds due 2033 (the “2033 Bonds”) (the “Exchange Offer”) and/or tender Eligible Bonds for Cash up to an aggregate principal amount of U.S.$500,000,000 (the “Tender Offer”), on the terms and subject to the conditions set forth in the Invitation Materials (as defined in Section 4 hereof). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Invitation Materials (as defined in Section 4 hereof).

2. Appointment as Joint Dealer Managers. Peru hereby engages and appoints each of you as exclusive Joint Dealer Manager (each, a “Joint Dealer Manager,” and collectively, the “Joint Dealer Managers”), and authorizes each of you to act as such on its behalf, in accordance with this Agreement and the Invitations including pursuant to your obligations as Joint Dealer Managers as set forth in this Agreement. You agree to (i) use your reasonable best efforts to solicit exchange offers and tender offers pursuant to the Invitations, (ii) communicate with brokers, dealers, commercial banks, trust companies and other persons, including the holders of the Eligible Bonds, with respect to the Invitations, and (iii) perform the duties ascribed to you in the Invitation Materials, all in accordance with your customary practices for these types of transactions. Peru hereby acknowledges and agrees that each Joint Dealer Manager is acting pursuant to this Agreement solely in its capacity as an arm’s length contractual counterparty to Peru in connection with the Invitations and not as a financial advisor or a fiduciary to, or an agent of, Peru or any other person. Additionally, neither Joint Dealer Manager is advising Peru or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Peru shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Joint Dealer Managers shall have no responsibility or liability to Peru with respect thereto. Any review by the Joint Dealer Managers of Peru, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Joint Dealer Managers and shall not be on behalf of Peru.

3. No Liability for Acts of Dealers, Commercial Banks and Trust Companies. Neither the Joint Dealer Managers nor any of their affiliates, nor any partners, officers, directors, agents, employees or controlling persons (if any) of the Joint Dealer Managers or any of their affiliates shall have any liability (in tort, contract or otherwise) to Peru or any other person asserting claims on behalf of or in right of Peru for any act or omission on the part of any broker or dealer in securities (other than the Joint Dealer Managers) (each, a “Dealer”) or any commercial bank or trust company that solicits exchange offers. Further, no Joint Dealer Manager nor any of its affiliates, nor any partners, officers, directors, agents, employees or controlling persons (if any) of the Joint Dealer Managers or any of their affiliates shall have any liability (in tort, contract or otherwise) to Peru or any other person asserting claims on behalf of or in right of Peru for any losses, claims, damages, expenses or liabilities arising in connection with or as a result of either your engagement or any matter referred to in this Agreement except for any such losses, claims, damages, expenses or liabilities incurred by Peru or any other person asserting claims on behalf of or in right of Peru that result from such Joint Dealer Manager’s own bad faith, gross negligence or willful misconduct in performing the services that are the subject of this Agreement. In soliciting or obtaining exchange offers and tender offers, you, as Joint Dealer Managers, shall act as independent contractors, and no Dealer, commercial bank or trust company is to be deemed to be acting as your agent or the agent of Peru, and you, as Joint Dealer Managers, are not to be deemed the agent of each other, Peru, any Dealer, commercial bank or trust company or any other person. It is understood that nothing in this Agreement nor the nature of your services shall be deemed to create a fiduciary duty or agency relationship between you and Peru. Peru shall have sole and absolute authority for the acceptance or rejection of any and all exchange offers and tender offers.

4. The Invitation Materials.

(a) In connection with the Invitations and in accordance with Section 4(b) hereto, Peru authorizes you to reproduce and distribute, as you may deem necessary or advisable, the Prospectus Supplement, the Base Prospectus (each as defined below), any “issuer free writing prospectus” as defined in Rule 433 under the Securities Act of 1933, as amended (the “Securities Act”) used in connection with the Invitations (an “Issuer Free Writing Prospectus”), newspaper advertisements, and announcements to potential participants and press releases pursuant to Rule 134 under the Securities Act relating to the Invitations (collectively, including any amendments or supplements thereto provided by or on behalf of Peru in accordance with this Agreement, the “Invitation Materials”), for use by you in connection with the Invitations. Peru further agrees to cause to be furnished to you (in New York City) with as many copies as you may reasonably request of the Invitation Materials. Peru shall cause to be delivered to each registered holder of any Eligible Bond, as soon as practicable, upon its request therefor, written or electronic copies of the appropriate Invitation Materials. Thereafter, to the extent practicable until the Expiration Date (as defined in Section 9 hereof), Peru shall use its best efforts to cause written or electronic copies of such Invitation Materials to be delivered to each person who becomes a holder of record of any Eligible Bond upon its request therefor.

(b) Peru shall not file, use, amend or supplement any of the Invitation Materials, or prepare or approve any other offering material for use in connection with the Invitations, without your consent, which consent shall not be unreasonably withheld. Except for any Issuer Free Writing Prospectus included in Annex V or Annex VI hereto and any Free Writing Prospectus (as defined by Rule 405 under the Securities Act) containing customary information describing the preliminary and/or final terms of the Invitations or the 2033 Bonds and prepared by the Joint Dealer Managers for use by the Joint Dealer Managers on Bloomberg screens or similar communications and which is not (i) an Issuer Free Writing Prospectus or (ii) a Free Writing Prospectus containing “Issuer information” (as defined by Rule 433(h)(2) under the Securities Act), no Joint Dealer Manager shall prepare, distribute, make available or approve any other press releases or other offering material (other than material prepared solely for the internal use of such Joint Dealer Manager) or external offering materials for use in connection with the Invitations without Peru’s consent, which consent shall not be unreasonably withheld. Peru agrees that a reasonable time prior to using or filing with any governmental agency, authority or instrumentality, domestic or foreign (each an “Agency”), any Invitation Materials (whether preliminary or otherwise), Peru will submit copies of such material to you for your approval, which approval shall not be unreasonably withheld. The Joint Dealer Managers agree that they shall not disseminate any external documents for use in connection with the Invitations without Peru’s prior review and consent, which consent shall not be unreasonably withheld; provided, however, that this proviso shall not be deemed to conflict with any authorization granted in the Underwriting Agreement (as defined below).

(c) Peru will advise you promptly of (i) the occurrence of any event which could cause Peru to withdraw, rescind, terminate, or modify the Invitations or would permit Peru to exercise any right not to exchange or pay for the Eligible Bonds tendered pursuant to the Invitations or not to issue the 2033 Bonds, (ii) any requirement to amend or supplement any of the Invitation Materials, (iii) the issuance of any communication, comment or order relevant to the Invitations by any Agency (and, if in writing, will furnish you a copy thereof), (iv) its receipt of notice of any litigation or administrative or governmental action with respect to the Invitations, and (v) any other information relating to the Invitations which you may from time to time reasonably request in the performance of your duties hereunder. At any time before Peru announces, on the Announcement Date (as defined in the Invitation Materials), the acceptance of any exchange offers or tender offers, Peru may, in its sole and absolute discretion: (x) terminate any of the Invitations; or (y) extend the Expiration Date. If Peru announces its acceptance of any or all of the exchange offers or tender offers, it will be obligated to settle such exchange offers and tender offers as applicable, subject only to the satisfaction of all of the conditions set forth in the Prospectus (as defined below). In addition, Peru reserves the right, in its sole discretion, at any time prior to the Expiration Date, to amend the Invitations in any respect. You will promptly inform Peru of any litigation or administrative or governmental action with respect to the Invitations of which you become aware.

(d) With respect to the Invitations, Peru agrees (i) to prepare one or more prospectus supplements in a form approved by you, such approval not to be unreasonably withheld, and to timely file each such prospectus supplement pursuant to Rule 424(b) under the Securities Act not later than the close of business of the U.S. Securities and Exchange Commission (the “Commission”) on the second Business Day (as defined herein) following the date such prospectus supplement is first used, or, if applicable, such earlier time as may be required by Rule 430A(a)(3) under the Securities Act, relating to the terms of the Invitations; (ii) to advise you, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus (as defined herein), any prospectus supplement or Free Writing Prospectus, of the suspension of the qualification of the 2033 Bonds for invitation or sale in any jurisdiction in the United States or any jurisdiction identified in Annex IV to this Agreement, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement, the Prospectus, any prospectus supplement or Free Writing Prospectus relating to the issuance of the 2033 Bonds or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of the Prospectus, any prospectus supplement or Free Writing Prospectus or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order and (iii) promptly from time to time during and following the Expiration Date, to take such action as you may reasonably request to qualify the Invitations and the 2033 Bonds for offering and sale under the securities laws of such jurisdictions in the United States as you may reasonably request and to comply with such laws so as to permit the continuance of the Invitations and sales and dealings in the 2033 Bonds in such jurisdictions for as long as may be necessary to complete the Invitations and the distribution of the 2033 Bonds, provided that in connection therewith Peru shall not be required to file a general consent to service of process in any jurisdiction. With respect to any jurisdiction identified in Annex IV to this Agreement, each of Peru and you shall take actions reasonably available to it or you, respectively, to permit the continuance of the Invitations and the distribution of the 2033 Bonds on the terms and conditions contemplated by the document dated the date hereof captioned “Foreign Jurisdiction Investment Restrictions,” provided that if either Peru or you believe that the cost or burden of any such actions make them unreasonable, you and Peru shall consult in good faith with a view to restructuring the conduct of the Invitations and the distribution of the 2033 Bonds in such jurisdiction in such a way that permits, to the extent possible, the continuance of the Invitations and the distribution of the 2033 Bonds in such jurisdiction.

(e) Peru agrees, if the delivery of a prospectus is required under the Securities Act (including any of the rules promulgated by the Commission thereunder) or by any applicable law at any time prior to the expiration of nine months after the time of issue of the Invitation Materials in connection with the Exchange Offer and Tender Offer and if at such time any event shall have occurred as a result of which the Invitation Materials as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Invitation Material is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus in order to comply with the Securities Act or any applicable law, to notify you and upon your request to prepare and furnish without charge to the Joint Dealer Managers and to any Dealer as many copies as you may from time to time reasonably request of amended Invitation Materials or a supplement to the Invitation Materials which will correct such statement or omission or effect such compliance; and in case the Joint Dealer Managers are required to deliver a prospectus in connection with sales of any of the 2033 Bonds at any time nine months or more after the time of issue of the Invitation Materials, upon the request of the Joint Dealer Managers, to prepare and deliver to the Joint Dealer Managers as many copies as they may request of an amended or supplemented Invitation Materials, as the case may be, complying with Section 10(a)(3) of the Securities Act.

5. Participation by Joint Dealer Managers and No Participation by Peru. Peru and you agree to the matters described in the Prospectus Supplement under the caption “Terms of the Invitations—Participation by the Joint Dealer Managers” and under the caption “Terms of the Invitations—No Participation by Peru.”

6. Compensation. Peru agrees to pay you as compensation for your services as (i) Joint Dealer Managers, (ii) as underwriters under the Underwriting Agreement to be dated as of April 15, 2010 (the “Underwriting Agreement”) entered into between you and Peru; and (iii) for your advisory services in structuring and arranging the transactions contemplated hereby and the transactions contemplated in the Underwriting Agreement, an amount equal to 0.20% of the aggregate principal amount of Eligible Bonds that are exchanged for 2033 Bonds in the Exchange Offer and Eligible Bonds that are purchased by Peru in the Tender Offer; it being understood that any amount paid by Peru pursuant to the Underwriting Agreement will be credited against the amount due to you as Joint Dealer Managers hereunder. Such fees shall be payable in U.S. dollars, on the Settlement Date (as defined in Section 9 hereof), in immediately available funds, to an account or accounts in New York City designated by the Joint Dealer Managers and free and clear of any and all withholding or other similar taxes imposed by Peru and without withholding or deduction for, or on account of, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld, assessed by or within Peru or any authority therein or thereof having power to tax; if any such taxes are payable, the fees payable hereunder shall be increased so that the amount paid shall be equal to the amount that would have been payable had such taxes not been applicable.

7. Expenses. Peru and you agree to pay for costs and expenses incurred in connection with the transactions contemplated hereby as set forth in Schedule I hereto; provided, however, that this Section 7 shall in no way affect Peru’s and your obligations set forth in Section 13 of this Agreement. All payments to be made pursuant to this Section 7 for the reimbursement of expenses shall be payable promptly after an itemized invoice specifying the expenses to be reimbursed has been received by the party making such reimbursement. The parties shall perform their respective obligations set forth in this Section 7 regardless of whether (i) the Invitations are commenced, (ii) Peru terminates the Invitation prior to the Business Day following the Expiration Date, (iii) Peru issues any 2033 Bonds pursuant to the Invitations or (iv) a Joint Dealer Manager withdraws pursuant to Section 12 hereof.

8. Information and Exchange Agent; Securityholder Lists.

(a) Peru will appoint Bondholder Communications Group to serve as information and exchange agent in connection with the Invitations (the “Information and Exchange Agent”) pursuant to an engagement letter dated October 26, 2009 between Peru and the Information and Exchange Agent (the “Information and Exchange Agent Engagement Letter”). You are authorized to communicate directly with the Information and Exchange Agent (and any other agent designated or retained by Peru) with respect to matters relating to the Invitations.

(b) Peru agrees to cause to be furnished to you, to the extent the same is available to Peru, records or lists or copies thereof showing the names and addresses of, and principal amount of Bonds held by, the registered or beneficial owners of the Bonds as of a recent date. Peru shall instruct the Information and Exchange Agent to inform designated contact persons at each of the Joint Dealer Managers during each Business Day during the Invitations of exchange offers or tender offers received pursuant to the Invitations and such other information as you may reasonably require in connection with your services hereunder. You agree to use such information only in connection with the Invitations and not to furnish such information to any other person except in connection with the Invitations.

9. Representations, Warranties and Covenants of Peru. Peru represents and warrants and covenants to each of you that:

(a) As of the date the Invitations are commenced (the “Commencement Date”), as of the time and date the Invitations expire (the “Expiration Date”) and as of the date the Exchange Offer and the Tender Offer are settled (the “Settlement Date”), Peru meets the requirements for use of Schedule B under the Securities Act, and has filed with the Commission a registration statement on Schedule B (File No. 333-164617) relating to debt securities and warrants, including the 2033 Bonds (together, the “Debt Securities”). Such registration statement, as amended as of the date and time of this Agreement (the “Execution Time”), has been declared effective by the Commission. No stop order suspending the effectiveness of such registration statement has been issued and no proceeding for that purpose has been initiated or threatened by the Commission. The base prospectus relating to the Debt Securities contained in such registration statement, as amended as of the Execution Time, is hereinafter called the “Base Prospectus.” The prospectus supplement dated April 9, 2010 relating to the Invitations filed with the Commission pursuant to Rule 424 under the Securities Act is hereinafter called the “Prospectus Supplement.” Such registration statement (including the Base Prospectus and any documents incorporated by reference in such registration statement, each as amended or supplemented as of the Execution Time) is hereinafter called the “Registration Statement.” The Base Prospectus, as supplemented by the Prospectus Supplement, is herein called the “Prospectus”; any reference to either the Prospectus Supplement or the Base Prospectus as amended or supplemented shall be deemed to refer, as appropriate, to either the Prospectus Supplement or the Base Prospectus as amended or supplemented in relation to the Invitations in the form in which it is filed with the Commission pursuant to Rule 424(b) under the Securities Act. Any reference herein to the Prospectus Supplement, the Base Prospectus or the Time of Sale Information (as defined below) shall be deemed to refer to and include any documents incorporated by reference therein as of the respective dates of the Prospectus Supplement and the Base Prospectus.

(b) As of the Commencement Date, the Expiration Date and the Settlement Date, the Registration Statement and the Prospectus, and any amendment or supplement thereto complied and will comply, in all material respects, with the requirements of the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement did not, as of the time of its effectiveness and will not, as of the Expiration Date and the Settlement Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus, as amended or supplemented with respect to the Invitations as of the applicable filing date thereof, as of the Commencement Date, the

Expiration Date and the Settlement Date, did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to Peru by you expressly for use in the Prospectus as amended or supplemented with respect to the Invitations.

(c) For purposes hereof, the “Time of Sale” is the time at which Peru announces its acceptance of any or all of the exchange offers and tender offers submitted pursuant to the Invitations (which unless extended or earlier terminated by Peru shall be 3:00 P.M., New York City time, on April 15, 2010), subject only to the satisfaction of all of the conditions set forth in the Prospectus. The Prospectus, together with each Issuer Free Writing Prospectus listed on Annex V hereto and any additional Issuer Free Writing Prospectuses used prior to the Time of Sale pursuant to Section 10 hereof that the parties hereto shall hereafter expressly agree in writing to treat as part of the Time of Sale Information, as of the Time of Sale (collectively, the “Time of Sale Information”), will when taken as a whole, not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to Peru by you expressly for use therein.

(d) The net roadshow, if any, when taken together with the Time of Sale Information, at the Time of Sale did not, and on the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to Peru by you expressly for use therein. Each Issuer Free Writing Prospectus listed on Annexes V and VI hereto, did not and will not conflict with the information contained in the Registration Statement or the Prospectus.

(e) The Time of Sale Information comply and (as amended or supplemented, if amended or supplemented) will comply in all material respects with all applicable requirements of the U.S. federal securities laws and the laws of those jurisdictions in which you are authorized to make exchange offers and tender offers pursuant to this Agreement. The Time of Sale Information, including the information incorporated by reference therein, do not contain nor will they contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to Peru by you expressly for use in the Time of Sale Information as amended or supplemented with respect to the Invitations.

(f) Since the respective dates as of which information is given in the Registration Statement, the Prospectus and the Time of Sale Information, there has not been any material adverse change, or any event that would reasonably be expected to result in a prospective material adverse change, in the financial, economic or fiscal condition of Peru, otherwise than as set forth in or contemplated in the Registration Statement, the Prospectus or the Time of Sale Information.

(g) Peru has full power and authority to execute and deliver this Agreement, the Information and Exchange Agent Engagement Letter and all other documents to be executed and delivered by Peru hereunder and to make and consummate the Invitations, and to perform and observe the provisions of this Agreement, the Information and Exchange Agent Engagement Letter and all other documents to be executed and delivered by Peru hereunder on its part to be performed or observed.

(h) The execution and delivery of this Agreement, the Information and Exchange Agent Engagement Letter and all other documents to be executed and delivered by Peru hereunder have been duly authorized and have been or will be duly executed and delivered by Peru. The consummation of the Invitations (including any provisions for payments by Peru) has been duly authorized by Peru. This Agreement and the Information and Exchange Agent Engagement Letter constitute valid and binding agreements of Peru enforceable against Peru in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and additionally subject, as to Section 13 hereof, to any limitations imposed by the securities laws of any applicable jurisdiction.

(i) The 2033 Bonds have been duly authorized, and, when executed, authenticated, issued and delivered pursuant to the Invitation Materials and the fiscal agency agreement, dated as of February 6, 2003, as amended as of November 21, 2003 and as of October 14, 2004, between Peru and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.) (the “Fiscal Agent”) (the “Fiscal Agency Agreement”), will have been duly executed, authenticated, issued and delivered. The 2033 Bonds, which will be substantially in the form thereof in the Fiscal Agency Agreement filed as an exhibit to the Registration Statement, upon due authentication by the Fiscal Agent, will constitute valid and legally binding obligations of Peru entitled to the benefits provided by the Fiscal Agency Agreement. The Fiscal Agency Agreement has been duly authorized, executed and delivered and constitutes a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Fiscal Agency Agreement (to the extent the provisions thereof are applicable to the 2033 Bonds) conforms, and the 2033 Bonds will conform in all material respects, to the descriptions thereof contained in the Prospectus; and the statements made under the captions “Description of the 2033 Bonds” in the Prospectus Supplement and “Description of the Securities” in the Base Prospectus constitute, insofar as they purport to summarize the terms of the 2033 Bonds, accurate, complete and fair summaries in all material respects of such terms.

(j) No Governmental Approval (as defined below) is required for the due execution, delivery and performance by Peru of this Agreement, the Invitation Materials, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement or the 2033 Bonds, or the issuance and delivery of the 2033 Bonds as contemplated in this Agreement, or for the validity or enforceability of this Agreement, the Invitation Materials, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement or the 2033 Bonds against Peru, other than those Governmental Approvals that have been duly obtained and are in full force and effect on the date hereof and all of which will be in full force and effect on the Settlement Date and provided that, only in respect of the performance of the 2033 Bonds, any payment of principal or interest arising from such performance is and will be included by Peru in the Budget Law (as defined herein) corresponding to the fiscal year in which such payment is to be due. “Governmental Approval” means any approval, authorization, permit, consent, exemption or license and other action of or by, and any notice to or filing or registration with, Peru, any Governmental Agency (as defined below) or any other governmental authority or agency or regulatory or administrative body of Peru or any political subdivision thereof or therein (including, without limitation, any thereof relating to budget approvals and exchange controls).

(k) There is no constitutional provision, or any provision of any treaty, convention, statute, law, regulation, decree, court order or similar authority binding upon Peru, or any provision of any contract, agreement or instrument to which Peru or any Governmental Agency (as defined below) is a party, which would be materially contravened or breached, or which would result in the creation of any lien or encumbrance, or under which a default would arise or a moratorium in respect of any obligations of Peru or any Governmental Agency be effected, as a result of the execution and delivery by Peru of this Agreement, the Invitation Materials, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement or the 2033 Bonds, or the issuance and delivery of the 2033 Bonds as contemplated in this Agreement, or as a result of the performance or observance by Peru of any of the terms of this Agreement, the Invitation Materials, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement or the 2033 Bonds. “Governmental Agency” means each agency, department, ministry, authority, municipality, statutory corporation or statutory body or judicial entity of Peru or any political subdivision thereof or therein, now existing or hereafter created, and any bank, corporation or other legal entity owning 51% or more of the capital or voting stock or other ownership interest of which is now or hereafter owned or controlled, directly or indirectly, by Peru or by any state or municipality of Peru.

(l) The 2033 Bonds, when duly authenticated by the fiscal agent, will constitute direct, unconditional, unsecured and unsubordinated obligations of Peru; the full faith and credit of Peru will be pledged for the due and punctual payment of the principal of, interest on, and any additional amount with respect to, the 2033 Bonds and the performance of the covenants therein contained; the 2033 Bonds will at all times rank pari passu in priority of payment, in right to security and in all other respects with all other existing and future External Indebtedness (as defined in the 2033 Bonds) of Peru.

(m) There is no pending or, to the knowledge of Peru, threatened action or proceeding affecting Peru or any Governmental Agency before any court, governmental agency or arbitrator which may, individually or in the aggregate, materially adversely affect the financial condition of Peru or its ability to perform its obligations under this Agreement, the Invitation Materials, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement or the 2033 Bonds, which purports to affect the legality, validity or enforceability of this Agreement, the Invitation Materials, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement or the 2033 Bonds, except as otherwise disclosed in the Invitation Materials.

(n) Other than as set forth in the Invitation Materials, Peru is not in default in the payment of principal, interest or any other amount owing on any obligation in respect of indebtedness for money borrowed, and Peru has not received any notice of default or acceleration with respect to any obligation in respect of indebtedness for money borrowed, in each case or in the aggregate, which would have a material adverse effect on the financial condition of Peru or its ability to perform its obligations under Agreement, the Invitation Materials, the Information and Exchange Agent Engagement Letter, Fiscal Agency Agreement or the 2033 Bonds, or which is otherwise material to the rights of the holders of the 2033 Bonds; the issue and sale of the 2033 Bonds and the compliance by Peru with all of the provisions of this Agreement, the Invitation Materials, the Information and Exchange Agent Engagement Letter, Fiscal Agency Agreement or the 2033 Bonds and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the Constitution of Peru, as amended to the date hereof, any statutes, laws, decrees or regulations of Peru or any treaty, convention or material agreement to which Peru is a party and which default, in each case or in the aggregate, would have a material adverse effect on the financial, fiscal or economic condition of Peru or its ability to perform its obligations under this Agreement, the Invitation Materials, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement or the 2033 Bonds or which is otherwise material to the rights of the holders of the 2033 Bonds.

(o) To ensure the legality, validity, enforceability, priority or admissibility in evidence in Peru of this Agreement, the Invitation Materials, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement or the 2033 Bonds, it is not necessary that this Agreement, the Invitation Materials, the Information and Exchange Agent Engagement Letter, Fiscal Agency Agreement, the 2033 Bonds or any other document or instrument hereunder or thereunder be registered, recorded or filed with any court or other authority in Peru (except that an official translation to Spanish of such documents would be required for purposes of enforcement proceedings in Peru) or be notarized or that any documentary, stamp or similar tax, imposition or charge be paid on or in respect of this Agreement, the Invitation Materials, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement, the 2033 Bonds or any other document or instrument hereunder or thereunder, other than any court tax of such amount as may apply from time to time under applicable Peruvian law in respect of this Agreement, the Invitation Materials, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement, the 2033 Bonds or any other document or instrument hereunder or thereunder brought before the Peruvian courts.

(p) There is no tax, levy, deduction, charge or withholding imposed by Peru or any political subdivision thereof either (i) on or by virtue of the execution, delivery or enforcement of this Agreement, the Fiscal Agency Agreement, or the 2033 Bonds or in connection with the issuance of the 2033 Bonds or (ii) on any payment to be made by Peru thereunder or under the 2033 Bonds, pursuant to the definite exemption, in force as of January 1, 2010, that exempts from Peruvian income tax interest accrued in connection with the reopening of any global bonds, including the issuance of the 2033 Bonds as contemplated hereby, as established by Legislative Decree No. 972, as amended by Article 2 of the Law No. 29308.

(q) No stamp or other issuance or transfer taxes or duties are payable by or on behalf of the Joint Dealer Managers to Peru or any political subdivision or taxing authority thereof or therein in connection with the exchange or purchase of the Eligible Bonds.

(r) Other than as permitted by Regulation M under the Securities Exchange Act of 1934, as amended, neither Peru nor any person acting on its behalf has taken, directly or indirectly, any action which might reasonably be expected to cause or result in stabilization of the price of any security of Peru to facilitate the offering or the sale or resale of the 2033 Bonds; provided, however, that no representation or warranty is given by Peru with respect to any of your actions (other than those made on Peru’s behalf).

(s) This Agreement, the Information and Exchange Agent Engagement Letter and the Fiscal Agency Agreement are, and upon authentication by the Fiscal Agent, the 2033 Bonds will be, in proper legal form under the laws of Peru for the enforcement thereof in Peru against Peru. Any judgment issued by a New York court under this Agreement, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement, or the 2033 Bonds will be recognized as legally binding and may be enforced or executed in Peru against Peru without the local court reopening the case; provided that the following requirements are met: (i) the judgment does not resolve matters under the exclusive jurisdiction of Peruvian courts (such as matters involving Peruvian real estate property); (ii) such court had jurisdiction under its own conflicts of law rules and under general principles of international procedural jurisdiction; (iii) the defendant was served in accordance with the laws of the place where the proceeding took place, was granted reasonable opportunity to appear before such foreign court, and was guaranteed due process rights; (iv) the judgment has the status of res judicata as defined in the jurisdiction of the court rendering such judgment; (v) there is no pending litigation in Peru between the same parties for the same dispute that shall have been initiated before the commencement of the proceeding that concluded with the foreign judgment; (vi) the judgment is not incompatible with another judgment that fulfills the requirements of recognition and enforceability established by Peruvian law and such foreign judgment was rendered first; (vii) the judgment is not contrary to public order or good morals; and (viii) it is not proven that such foreign court denies enforcement of Peruvian judgments or engages in a review of the merits thereof. Notwithstanding the above, the execution by Peruvian courts of any judgment ordering payment of any principal or interest arising from the 2033 Bonds by Peru will be subject to availability of funds according to the statute passed by the Peruvian Congress setting forth the budget corresponding to the fiscal year in which such payment is to be due (the “Budget Law”).

(t) Peru is not aware that either Standard & Poor’s Ratings Service (“Standard & Poor’s”), Fitch Ratings Ltd. (“Fitch”) or Moody’s Investors Service, Inc. (“Moody’s”) has made any announcement that it will have under surveillance or review, with possible negative implications, its rating of any of Peru’s debt securities; and Peru has not been informed by either Standard & Poor’s, Fitch or Moody’s that such rating agency intends or is contemplating any downgrading in any rating accorded to Peru’s debt securities or any announcement that it will have under surveillance or review, with possible negative implications, its rating of any of Peru’s debt securities.

(u) The statements with respect to matters of Peruvian law set forth in the Invitation Materials are correct in all material respects.

(v) Peru has made or will make any arrangements necessary to be made by it to permit payment of cash and settlement to occur through the clearing systems on the Settlement Date in the manner described in the Prospectus.

(w) Peru agrees that it will not announce the acceptance of any exchange offers or tender offers on or prior to the Announcement Date unless each of the conditions set forth in Section 12 hereof to be satisfied on or prior to such date has been satisfied or waived by the Joint Dealer Managers.

(x) Peru will make generally available to its security holders as soon as practicable but in no event later than 24 months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Securities Act), a statement in the English language of the revenues and expenditures of Peru covering the first full fiscal year of Peru commencing after the date hereof which will satisfy Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(y) Peru agrees (i) to deliver the 2033 Bonds and pay promptly, as appropriate and in accordance with the terms and subject to the conditions of the Invitation Materials, the cash due in respect of rounding for the Eligible Bonds accepted by it pursuant to the Exchange Offer and (ii) to pay promptly, as appropriate and in accordance with the terms and subject to the conditions of the Invitation Materials, the purchase price for the Eligible Bonds accepted by it pursuant to the Tender Offer.

(z) From the date hereof through the period ending 10 Business Days after the Settlement Date, Peru will ensure that no other dollar-denominated debt securities of Peru (other than debt securities with a maturity of one year or less) are placed or sold in the international capital markets, directly or indirectly on its behalf, in any manner which might, in the reasonable opinion of the Joint Dealer Managers, have a detrimental effect on the successful offering and distribution of the 2033 Bonds, unless the Joint Dealer Managers otherwise agree in writing. Peru will cause the Eligible Bonds acquired by it pursuant to the Invitations to be cancelled in accordance with their terms.

(aa) From the date hereof through the period ending 10 Business Days after the Settlement Date, Peru will not offer, sell, contract to sell or otherwise dispose of any Eligible Bonds acquired by it pursuant to the Exchange Offer or Tender Offer, other than by delivering Eligible Bonds to the Fiscal Agent for cancellation, without your prior written consent.

(bb) Peru has applied to admit the 2033 Bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on its Euro MTF Market.

(cc) Peru is a member of, and is eligible to use the general resources of, the International Monetary Fund (the “IMF”), the Inter-American Development Bank (the “IDB”) and the International Bank for Reconstruction and Development (the “World Bank”). The IMF, the IDB and the World Bank have not limited, pursuant to their Articles of Agreement or Rules and Regulations, the use by Peru of the general resources of the IMF, the IDB or the World Bank.

(dd) The execution and delivery of this Agreement, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement, the issuance and delivery of the 2033 Bonds, the performance of the terms of the 2033 Bonds and the transactions under the Invitation Materials constitute private and commercial acts rather than public or governmental acts, as such terms are defined under the U.S. Foreign Sovereign Immunities Act of 1976 (and as interpreted by applicable case law). Under the laws of Peru, neither Peru nor any of its property, except for (i) property used by a diplomatic or consular mission of Peru; (ii) property of a military character and under the control of a military authority or defense agency of Peru; (iii) public property; (iv) shares of Peruvian public sector entities or shares of Peruvian private sector entities owned or controlled by Peru or by a Peruvian public sector entity, or revenues collected from the sale of such shares, to the extent such shares or revenues are exempt by Peruvian law from attachment or execution; or (v) funds deposited in Peru’s accounts held in the Peruvian financial system that constitute public domain property, has any immunity from jurisdiction of any court or from set-off or from execution, attachment or any other legal process. The waivers of immunity by Peru contained in this Agreement, the Fiscal Agency Agreement and the 2033 Bonds, the appointment of the process agent in this Agreement, the Fiscal Agency Agreement and the 2033 Bonds, the consent by Peru to the jurisdiction of the courts specified in this Agreement, the Fiscal Agency Agreement and the terms and conditions of the 2033 Bonds and the provision that the laws of the State of New York govern this Agreement, the Fiscal Agency Agreement and the 2033 Bonds, are irrevocably binding on Peru.

10. Free Writing Prospectuses.

(a) Peru represents and agrees that it has not made and will not make any offer relating to the Invitations that would constitute a “free writing prospectus” as defined in Rule 405 under the Securities Act without your prior oral or written consent and that Annexes V and VI hereto are a complete list of any Issuer Free Writing Prospectuses for which Peru has received such consent;

(b) Peru has complied and will comply with the requirements of Rule 433 under the Securities Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission or retention where required and legending; and

(c) Peru agrees that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, Peru will give you prompt notice thereof, and if you so request, will prepare and furnish without charge to each of you an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission; provided, however, that this representation and warranty shall not apply to any statements or omissions in an Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to Peru by you expressly for use therein.

11. Vouching.

(a) If a Dealer Manager vouches for a customer or submits a tender (in the Exchange Offer or Tender Offer) on its own behalf, that Dealer Manager will not be required to deliver “blocking instructions” (with respect to Eligible Bonds held through Euroclear or Clearstream) or an Agent’s Message via DTC’s ATOP system (with respect to Eligible Bonds held through DTC) on or before the Expiration Date; provided, however, that on or before the Expiration Date such Dealer Manager has submitted to the Information and Exchange Agent a spreadsheet, in an agreed form, with respect to all such tenders for which it is not delivering “blocking instructions” or an Agent's Message via ATOP. The relevant Dealer Manager will ensure that “blocking instructions” or an Agent’s Message via ATOP are submitted with respect to any such tendered Eligible Bonds on or before the second Business Day prior to the Settlement Date.

(b) In addition, the Dealer Managers will be permitted to substitute for any one or more series of Eligible Bonds identified in any such spreadsheet (the “Tendered Bonds”) Eligible Bonds of one or more other series (the “Substitute Bonds”), subject to the following:

(1) In the case of Eligible Bonds tendered for exchange pursuant to the Exchange Offer, the principal amount of Substitute Bonds to be delivered shall be adjusted so that the principal amount of 2033 Bonds to be delivered by Peru, after application of the relevant exchange ratio, will be equal to the same principal amount of 2033 Bonds that would have been deliverable pursuant to the original tender.

(2) In the case of Eligible Bonds tendered for purchase pursuant to the Tender Offer, the Dealer Manager shall be required to deliver a principal amount of Substitute Bonds equal to the quotient of (x) the principal amount of Tendered Bonds tendered times the Eligible Bond Price of such Tendered Bonds divided by (y) the Eligible Bond Price of the Substitute Bonds (adjusted by the EUR/USD exchange rate if the Tendered Bonds and the Substitute Bonds are denominated in different currencies).

12. (A) Conditions to Joint Dealer Managers Obligations. Each of the Joint Dealer Managers shall be entitled to withdraw as a Joint Dealer Manager in connection with the Invitations, at any time, if any of the conditions set forth in this Section 12 is not met, and obligations of the Joint Dealer Managers hereunder shall at all times be subject, in their discretion, to the conditions that:

(a) All representations and warranties and other statements of Peru contained herein are now, and on the Settlement Date and at all times during the Invitations and until settlement of the issuance of the 2033 Bonds pursuant to the Invitations on the Settlement Date, will be, true and correct in all material respects.

(b) Peru at all times during the Invitations shall have performed all of its obligations hereunder theretofore required to have been performed.

(c) The Prospectus, as amended or supplemented with respect to the Invitations, shall have been filed with the Commission pursuant to Rule 424(b) under the Securities Act within the applicable time period prescribed for such filing by the rules and regulations under the Securities Act and in accordance with Section 4(d) hereof. No stop order suspending the effectiveness of the Registration Statement or any part thereof or the use of the Prospectus or any Issuer Free Writing Prospectus shall have been issued and no proceeding for the purpose shall have been initiated or threatened by the Commission. All requests for additional information on the part of the Commission shall have been complied with to your reasonable satisfaction. Any Issuer Free Writing Prospectus contemplated by Section 10 hereof, and any other material required to be filed by Peru pursuant to Rule 433(d) under the Securities Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433 of the Securities Act.

(d) On the Commencement Date and the Settlement Date, Cleary Gottlieb Steen & Hamilton LLP, your United States counsel, shall have furnished to you such written opinion or opinions, dated the respective date of delivery thereof, with respect to the validity of the Fiscal Agency Agreement and the 2033 Bonds, the Registration Statement, the Prospectus and such other related matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters. In rendering their opinions, Cleary Gottlieb Steen & Hamilton LLP may assume all matters of Peruvian law covered by the opinions referred to in Section 12(e) hereof.

(e) On the Commencement Date and the Settlement Date, Muñiz, Ramírez, Pérez-Taiman & Olaya, your special Peruvian counsel, shall have furnished to you such written opinion or opinions, dated the respective date of delivery thereof, with respect to the validity of this Agreement, the Fiscal Agency Agreement and the 2033 Bonds, the Registration Statement, the Prospectus and such other related matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters. In rendering such opinion, such counsel may assume all matters of United States Federal and New York law covered by the opinions referred to in Section 12(d) hereof.

(f) On the Commencement Date and the Settlement Date, Hernández & Cía. Abogados, the Peruvian counsel for Peru, shall have furnished to you their written opinion, dated the respective date of delivery thereof, in form and substance satisfactory to you, addressing the matters set forth in Annex I hereto. In rendering such opinion, such counsel may state that their opinion is limited to matters of Peruvian law and that as to all matters of United States Federal and New York law, counsel may rely upon the opinion referred to in paragraph (g) of this Section 12;

(g) On the Commencement Date and the Settlement Date, Allen & Overy LLP, United States counsel for Peru, shall have furnished to you their written opinion, dated the respective date of delivery thereof, in form and substance satisfactory to you, addressing the matters set forth in Annex II attached hereto. In rendering such opinion, such counsel may state that their opinion is limited to the Federal laws of the United States and the laws of the State of New York and may rely upon the opinion of Hernández & Cía. Abogados, the Peruvian counsel for Peru, referred to in paragraph (f).

(h) On the Commencement Date and the Settlement Date, Simpson Thacher & Bartlett LLP, United States counsel for Peru, shall have furnished to you their written opinion, dated the respective date of delivery thereof, in form and substance satisfactory to you, addressing the matters set forth in Annex III attached hereto. In rendering such opinion, such counsel may state that their opinion is limited to the Federal laws of the United States and the laws of the State of New York and may rely upon the opinion of Hernández & Cía. Abogados, the Peruvian counsel for Peru, referred to in paragraph (f).

(i) Peru shall have furnished to you, on the Commencement Date and the Settlement Date, a certificate in English, dated the respective date of delivery thereof, of a duly authorized official of Peru, in which such official shall state that, to the best of his or her knowledge after reasonable investigation: (i) the representations and warranties of Peru in this Agreement are true and correct in all material respects with the same effect as though such representations and warranties had been made at and as of the respective date of this Agreement and of such certificate (other than such representations and warranties which are made as of a specified date), (ii) Peru has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the respective date of such certificate, and (iii) no proceeding has been initiated, or to the best of his or her knowledge, threatened to restrain or enjoin the making of the Invitations; or the issuance or delivery of the 2033 Bonds pursuant to the Invitation Materials or in any manner to question the laws, proceedings, directives, resolutions, approvals, consents or orders under which the Invitations will be effected or the 2033 Bonds will be issued pursuant thereto or to question the validity of the Invitations or the 2033 Bonds and none of said laws, proceedings, directives, resolutions, approvals, consents or orders has been repealed, revoked or rescinded in whole or in relevant part.

(j) Since the respective dates as of which information is given in the Prospectus there shall not have been any material adverse change, or any prospective material adverse change, in or affecting the financial, economic, fiscal or political condition of Peru, in Peruvian currency exchange rates or exchange controls, or in Peruvian taxation affecting the 2033 Bonds, otherwise than as set forth in or contemplated in the Prospectus and the Time of Sale Information, the effect of which, in any such case, is in your judgment such as to make it impracticable or inadvisable to proceed with the Invitations or the purchase of Eligible Bonds, or the delivery of the 2033 Bonds or exchange of the Eligible Bonds on the terms and in the manner contemplated by the Prospectus as amended or supplemented.

(k) Subsequent to the execution and delivery of this Agreement and on or prior to the Settlement Date there shall not have occurred any of the following (if the effect of any such event in your judgment makes it impracticable or inadvisable to proceed with the issuance or the delivery of the 2033 Bonds on the terms and in the manner contemplated by the Invitation Materials, on each of the date hereof and on or prior to the Settlement Date, or would materially and adversely affect the international financial markets or the market for the 2033 Bonds): (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange, the EURO MTF Market of the Luxembourg Stock Exchange or the Luxembourg Stock Exchange; (ii) a suspension or material limitation in trading any securities of Peru on the New York Stock Exchange or the Luxembourg Stock Exchange; (iii) a general moratorium on commercial banking activities in New York or Peru declared by either United States or New York State authorities or authorities of Peru, respectively, or a material disruption in the commercial banking or securities settlement or clearance services in the United States or elsewhere; (iv) the outbreak or escalation of hostilities involving the United States or Peru or the declaration by the United States or Peru of a national emergency or war; or (v) the occurrence of any calamity or crisis or change in the existing financial, political or economic conditions in the United States, Peru or elsewhere.

(l) On or after the date hereof and on or prior to the Settlement Date (i) no downgrading shall have occurred in the rating accorded Peru’s debt securities by Standard & Poor’s, Fitch or Moody’s; (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of Peru’s debt securities; (iii) Peru shall not have been aware that either Standard & Poor’s, Fitch or Moody’s has announced that it will have under surveillance or review, with possible negative implications, its rating of any of Peru’s debt securities; and (iv) Peru shall not have been informed by Standard & Poor’s, Fitch or Moody’s that it intends or is contemplating any downgrading in any rating accorded to Peru’s debt securities or any announcement that it will have under surveillance or review, with possible negative implications, its rating of any of Peru’s debt securities.

(m) A duly authorized official of Peru shall have furnished to you on the Commencement Date and the Settlement Date a certificate in English, dated the date of delivery, to the effect that as of its effective date and as of the date of such certificate, the Registration Statement and any further amendment thereto made by Peru did not, and do not, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading; that, as of the date of the Prospectus Supplement, the Prospectus and any further amendment or supplement thereto made by Peru did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; that, as of the Time of Sale, the Time of Sale Information and any further amendment or supplement thereto made by Peru did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; that all statistical information in the Registration Statement, the Prospectus and the Time of Sale Information and any further amendment or supplement thereto is presented on a basis consistent with public official documents of Peru; and that, as of the date of such certificate, neither the Prospectus nor the Time of Sale Information nor any further amendment or supplement thereto made by Peru contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing certification shall not apply to the statements in or omissions from the Registration Statement, the Prospectus or the Time of Sale Information or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to Peru in writing by you expressly for use in the Registration Statement, the Prospectus or the Time of Sale Information or any amendment or supplement thereto.

(n) Peru shall have furnished to you on each of the Commencement Date and the Settlement Date such further information, certificates and documents as you may reasonably request.

(B) Conditions to Peru’s Obligations. All of Peru’s obligations pursuant to the Invitation Materials (except as set forth in Section 7 hereof), are subject to Peru’s ability to raise sufficient new financing for the Tender Offer.

13. Indemnification and Contribution.

(a) Peru agrees (i) to indemnify and hold each of you harmless against any loss, damage, reasonable and documented expense, liability or claim (or action in respect thereof) (A) which arises out of or is based upon any untrue statement of a material fact or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, the Time of Sale Information any Issuer Free Writing Prospectus and any other Invitation Materials or any amendment or supplement to any of the foregoing, or any of the documents referred to therein or in any amendment or supplement to any of the foregoing, or which arises out of or is based on the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, not misleading; provided, however, that Peru shall not be liable in any such case to the extent that any such loss, claim, damage, reasonable and documented expense, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus, the Time of Sale Information, any Issuer Free Writing Prospectus and any other Invitation Materials or any such amendment or supplement in reliance upon and in conformity with written information furnished to Peru by the Joint Dealer Managers expressly for use therein; or (B) which arises out of or is based upon any breach by Peru of any representation, warranty, covenant or failure to comply with any agreement set forth herein; or (C) which arises out of or is based upon a withdrawal, rescission, termination or modification of or a failure by Peru to make or consummate the Invitations; and (ii) to indemnify and hold each of you harmless against any other loss, damage, reasonable and documented expense, liability or claim (or action in respect thereof) which otherwise arises out of or is based upon or asserted against you in connection with your acting as a Joint Dealer Manager in connection with the Invitations, or rendering any financial advisory services to Peru in connection with the Invitations or that arise in connection with any other matter referred to in this Agreement, except to the extent that any such loss, damage, expense, liability or claim referred to in clause (ii) of this subsection (a) results from your gross negligence, bad faith or willful misconduct in performing the services that are the subject of this Agreement. Peru also agrees to indemnify and hold each of you harmless against and to promptly reimburse each of you for any and all reasonable and documented expenses whatsoever (including legal and other fees and reasonable and documented expenses) reasonably incurred by each of you in connection with investigating, preparing for or defending against any such losses, damages, reasonable and documented expenses, liabilities or claims (or actions in respect thereof) within a reasonable time after such expenses are incurred and an itemized statement thereof, in reasonable detail, has been submitted to Peru whether or not resulting in any liability, and any amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever as set forth herein if such settlement is effected with the written consent of Peru.

(b) Each of you severally and not jointly will indemnify and hold harmless Peru against any loss, claim, damage, reasonable and documented expense or liability to which Peru may become subject, under the Securities Act or otherwise, (i) insofar as such loss, claim, damage, reasonable and documented expense or liability (or action in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, the Time of

Sale Information, any Issuer Free Writing Prospectus and any other Invitation Materials or any amendment or supplement to any of the foregoing, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Prospectus, the Time of Sale Information, any Issuer Free Writing Prospectus or the Invitation Materials or any such amendment or supplement in reliance upon and in conformity with written information furnished to Peru by the Joint Dealer Managers expressly for use therein, and (ii) which arises out of or is based upon any breach by you of any representation or warranty or failure to comply with any agreements set forth herein; and will reimburse Peru for any legal or other reasonable and documented expenses reasonably incurred by Peru in connection with investigating or defending any such action within a reasonable time after such expenses are incurred and an itemized statement thereof, in reasonable detail, has been submitted to you.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that an indemnifying party shall not, in connection with any one such action or separate but substantially similar actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified parties, except to the extent that local counsel, in addition to its regular counsel, is required in order to defend effectively against such action. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) in the indemnified party’s reasonable judgment the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party, or (iv) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action. No indemnifying party shall, without the prior written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party . No indemnified party shall, without the written consent of the indemnifying party (such consent not to be unreasonably withheld or delayed) effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder;

(d) If the indemnification provided for in this Section 13 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative economic benefits received by the indemnifying party on the one hand and the indemnified party on the other from the Invitations. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of Peru on the one hand and you on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative economic benefits of Peru on the one hand and you on the other shall be deemed to be in the same proportion as the aggregate principal amount of (i) the 2033 Bonds issued by Peru pursuant to the Exchange Offer and (ii) the Eligible Bonds acquired by Peru pursuant to the Tender Offer bears to the maximum aggregate fee to be paid to you pursuant to Section 6 of this Agreement as a result of the Invitations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Peru on the one hand or you on the other and Peru’s or your relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Peru and you agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if you were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Joint Dealer Manager shall be required to make any contribution payments in excess of the amount by which the issue price for the 2033 Bonds for which such Joint Dealer Manager solicited exchange offers that were accepted by Peru exceeds the amount of any damages which such Joint Dealer Manager has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Your obligations in this subsection (d) to contribute are several in proportion to your respective obligations hereunder and not joint.

(e) The obligations of Peru under this Section 13 shall be in addition to any liability which Peru may otherwise have, shall extend, upon the same terms and conditions, to the affiliates, partners, directors, agents, employees and controlling persons (if any), as the case may be, of each indemnifying party, and shall be binding upon and inure to the benefit of any successors and assigns of Peru, you, any such affiliate and any such person; and your obligations under this Section 13 shall be in addition to any liability which you may otherwise have and shall extend, upon the same terms and conditions, to each person who signs the Registration Statement on behalf of Peru.

14. Termination and Survival of Certain Provisions.

(a) This Agreement may be terminated (a) by either Joint Dealer Manager (i) upon a withdrawal by such Joint Dealer Manager as a Joint Dealer Manager under the terms hereof or (ii) if Peru determines or acts to terminate, withdraw or suspend the Invitations prior to consummation thereof or (b) by Peru if it determines or acts to terminate or withdraw the Invitations prior to consummation thereof;

(b) The agreements contained in Sections 6, 7, 13, 15 and 16, the agreements contained in Section 6 hereof (to the extent the transactions contemplated hereby have been consummated) and the representations and warranties of Peru set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any failure to commence, or the withdrawal, rescission, termination or consummation of, the Invitations or the termination or assignment of this Agreement, (b) any investigation made by or on behalf of any indemnified party, and (c) the completion of your services hereunder.

15. Consent to Jurisdiction.

(a) Peru agrees that any suit, action or proceeding against it or its properties, assets or revenues with respect to this Agreement (a “Related Proceeding”) shall be brought exclusively in the courts of the State of New York or the United States District Court of the Southern District of New York (the “Specified Courts”). Peru also agrees that any judgment obtained in the Specified Courts arising out of any Related Proceeding may be enforced or executed in any other court of competent jurisdiction whatsoever, and any judgment obtained in any such other court as a result of such enforcement or execution may be enforced or executed in any such other court of competent jurisdiction (all such courts other than Specified Courts being called herein “Other Courts”), by means of a suit on the judgment or in any other manner provided by law; provided, however, that, in respect of such enforcement or execution by Peruvian courts of any such judgment ordering any payment by Peru, such payment is included in the Budget Law corresponding to the fiscal year in which such payment is to be due (but Peru will use its best efforts to cause such payment to be included in such Budget Law). Peru hereby irrevocably submits to the exclusive jurisdiction of the Specified Courts for the purpose of any Related Proceeding and, solely for the purpose of enforcing or executing any judgment referred to in the preceding sentence (a “Related Judgment”), of the Specified Courts and each Other Court.

(b) Peru agrees that service of all writs, process and summonses in any Related Proceeding or any suit, action or proceeding to enforce or execute any Related Judgment brought against it in the State of New York may be made upon CT Corporation, presently located at 111 Eighth Avenue, 13th floor, New York, New York, as its authorized agent (the “Process Agent”), and Peru irrevocably appoints the Process Agent as its agent to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice to it of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. Peru agrees to maintain at all times an agent with offices in New York to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

(c) Peru irrevocably consents to and waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any Related Proceeding brought in the Specified Courts or to the laying of venue of any suit, action or proceeding brought solely for the purpose of enforcing or executing any Related Judgment in the Specified Courts or Other Courts, and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Related Proceeding or any such suit, action or proceeding in any such court.

(d) To the extent that Peru or any of its revenues, assets or properties shall be entitled, with respect to any Related Proceeding at any time brought against Peru or any of its revenues, assets or properties, or with respect to any suit, action or proceeding at any time brought solely for the purpose of enforcing or executing any Related Judgment in the Specified Courts or in any jurisdiction in which any Other Court is located, to any immunity from suit, from the jurisdiction of any such court, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any such jurisdiction there shall be attributed such an immunity, Peru irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act of 1976 of the United States; provided, however, that Peru hereby reserves the right to plead sovereign immunity under the United States Foreign Sovereign Immunities Act of 1976 with respect to actions brought against it under the United States securities laws or any state securities laws). In addition, to the extent that Peru or any of its revenues, assets or properties shall be entitled, in any jurisdiction, to any immunity from setoff, banker’s lien or any similar right or remedy, and to the extent that there shall be attributed, in any jurisdiction, such an immunity, Peru hereby irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction with respect to any claim, suit, action, proceeding, right or remedy arising out of or in connection with the Agreement.

(e) The submission to jurisdiction and the waiver of immunity by Peru contained herein is for the exclusive benefit of you (and your affiliates referred to in Section 10 above) and shall not extend to any other persons.

(f) Notwithstanding anything to the contrary contained in this Agreement, neither the appointment of CT Corporation or an authorized agent for service of process nor the waiver of immunity by Peru set forth above shall be interpreted to include suits, actions or proceedings brought under the U.S. federal securities laws or state securities laws, provided that such reservations are without prejudice to the rights of the Joint Dealer Managers to indemnification and contribution set forth herein.

(g) You, on the one hand, and Peru, on the other hand, waive any right to trial by jury in any suit, action or proceeding or claim with respect to your engagement as Dealer Managers or your role in connection herewith.

16. Judgment Currency. In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the “Judgment Currency”) other than United States dollars, Peru will indemnify each Joint Dealer Manager against any loss incurred by such Joint Dealer Manager as a result of any variation as between (A) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (B) the rate of exchange at which a Joint Dealer Manager is able to purchase United States dollars with the amount of Judgment Currency actually received by such Joint Dealer Manager on the Business Day following the receipt of payment on such judgment or order. The foregoing indemnity shall constitute a separate and independent obligation of Peru and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, United States dollars.

17. Severability; Time of Essence.

(a) If any provision hereof shall be determined to be invalid, illegal or unenforceable in any respect, such determination shall not affect any other provision hereof, which shall remain in full force and effect so long as the economic or legal substance of the Invitations and the agreements contained herein are not affected in any manner adverse to any party.

(b) Time shall be of the essence of this Agreement. As used herein, the term “Business Day” shall mean any day when banking institutions in New York are open for business.

18. Counterparts. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Binding Effect. This Agreement, including any right to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon Peru, you and the other indemnified parties, and each of your and their respective successors and assigns. Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York except that authorization and execution of this Agreement by Peru will be governed by the laws of Peru.

21. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and may not be modified or amended except in writing executed by the parties hereto.

22. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by mail or facsimile transmission, to the parties hereto as follows:

(a)	If to you:

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Facsimile: (212) 412 1665

Telephone: (212) 528-7581

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

Facsimile: (212) 525-0238

Telephone: (212) 525-3652

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Wanda J. Olson, Esq.

Facsimile: (212) 225-2730

Telephone: (212) 225-3999

(b)	If to Peru:

Ministerio de Economía y Finanzas del Perú

Jr. Junín No. 319

Lima, Perú

Attn: General Director of the National Directorate of Public Indebtedness

Facsimile: (51-1) 626-9921

Telephone: (51-1) 311-5931

With a copy (which shall not constitute notice) to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Cathleen McLaughlin, Esq.

Facsimile: (212) 610-6399

Telephone: (212) 610-6320

Please indicate your willingness to act as Jonit Dealer Managers on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement, whereupon this Agreement and your Acceptance shall constitute a binding agreement between us.

Very truly yours,

REPUBLIC OF PERU

By:	/s/ Pedro Valentin Cobeñas Aquino
Name:	Pedro Valentin Cobeñas Aquino
Title:	Acting General Director of the National Directorate of Public Indebtedness of the Ministry of Economy and Finance of Peru

Accepted as of the date first set forth above:

BARCLAYS CAPITAL INC.

By:	/s/ Gustavo Ferraro
	Name:	Gustavo Ferraro
	Title:	Managing Director

HSBC SECURITIES (USA) INC.

By:	/s/ Diane M. Kenna
	Name:	Diane M. Kenna
	Title:	Senior Vice President

Schedule I

Expense Allocation for the Invitations

(Pursuant to Section 7 of the Dealer Manager Agreement)

Category of Expense	Joint Dealer Managers’ Share	Peru’s Share

Fees and Disbursements of Joint Dealer Managers’ Counsel (a)	100%
Fees and Disbursements of Peru’s Counsel (b)		100%
Peru Roadshow Expenses (including expenses related to any net roadshow)		100%
Joint Dealer Managers’ Roadshow Expenses and Investor Functions	100%
Luxembourg Listing and CSSF Approval Fees		100%
Fiscal and Paying Agents (for the 2033 Bonds)		100%
Exchange Agent and Clearing Systems		100%
Luxembourg Exchange Agent		100%
Information Agent		100%
Listing Agent		100%
Announcement Tombstones and Advertisements (Placed at Launch; other than those legally required)		100%
Announcement Tombstones and Advertisements (Placed at Launch; legally required)		100%
Printing/Mailing of Invitation Materials		100%
Jurisdictional Analysis and Related Memorandum (including fees and disbursements of Peru’s and/or Joint Dealer Managers’ counsel in each jurisdiction)		100%
FINRA and Blue Sky Fees (including fees and disbursements of Peru’s and/or Joint Dealer Managers’ counsel)		100%
SEC Filing and Listing Fees		100%

(a)	Includes fees and disbursements of Cleary Gottlieb Steen &Hamilton LLP, as the Joint Dealer Managers’ United States counsel, and any other United States or foreign counsel retained by the Joint Dealer Managers in connection with the transactions contemplated hereby. The allocation of expenses related to the Joint Dealer Managers’ counsel is based on the assumption that Peru will bear all fees and disbursements incurred in connection with the investigation of all jurisdictional issues relating to the Exchange Offer and Tender Offer as noted above in the category “Jurisdictional Analysis and Related Memorandum” and any filing fees in other jurisdictions and any filing fees incurred in connection with obtaining approval from the CSSF as to compliance with European Prospectus Directive public offer requirements.
(b)	Includes fees and disbursements of Allen & Overy LLP, as Peru’s United States counsel, and any other United States or foreign counsel retained by Peru in connection with the transactions contemplated hereby.

Annex I

FORM OF OPINION OF HERNÁNDEZ & CÍA. ABOGADOS

1. The Republic has full power and authority to execute and deliver the Dealer Manager Agreement and all other documents and instruments to be executed and delivered by the Republic thereunder and under the Fiscal Agency Agreement, to assume the obligations to be assumed by it as provided therein and to perform and observe the provisions thereof on its part to be performed or observed and to issue the 2033 Bonds, acquire Eligible Bonds for cash, and to perform the terms thereof and to exchange Eligible Bonds for 2033 Bonds, subject to the conditions set forth in the Invitation Materials; and, assuming that the Dealer Manager Agreement and the 2033 Bonds constitute legally binding agreements under the laws of the State of New York, the Dealer Manager Agreement constitutes, and upon due execution, authentication, issuance and delivery, the 2033 Bonds will, and the Fiscal Agency Agreement does, constitute, legal, valid and binding obligations of the Republic in accordance with their respective terms.

2. The execution, delivery and performance of the Dealer Manager Agreement, the issuance, offer and delivery of the 2033 Bonds and the consummation of the other transactions contemplated by the Agreements (and compliance with the terms thereof) and the exchange of Eligible Bonds for 2033 Bonds and the acquisition of Eligible Bonds for cash do not and will not (i) conflict with or result in a breach of any constitutional provision, any provision of any treaty, convention, statute, law, regulation or decree, or order of any government, governmental body or court, domestic or foreign court order or similar authority binding upon the Republic, (ii) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under any fiscal agency agreement, trust deed, contract, agreement or instrument to which the Republic or any Governmental Agency is a party or by which any of them or any of their respective assets or properties are bound, (iii) result in the creation of any lien or encumbrance upon such properties or assets or (iv) cause a default to arise or a moratorium in respect of any obligations of the Republic or any Governmental Agency to be effected.

3. Except as otherwise described in the Invitation Materials and for those that have been previously obtained, no consent, approval, authorization, order, registration or qualification of or with any Peruvian court, government or governmental agency or body or any third party is required to be taken, fulfilled, performed or obtained in the Republic or elsewhere (including, without limitation, the obtaining of any consent, approval or license or the making of any filing or registration) for the execution and delivery of the Dealer Manager Agreement, or for the issue, exchange, delivery and performance of the 2033 Bonds as contemplated herein and in the Registration Statement and the Invitation Materials, or for the consummation of the other transactions contemplated by the Agreements and the compliance by the Republic with the terms of the Agreements, or for the validity or enforceability of the Agreements against the Republic; and Mrs. Betty Sotelo Bazán has been duly appointed as Authorized Representative of the Republic in connection with the Dealer Manager Agreement, the 2033 Bonds and the documents related thereto.

4. Under the laws of the Republic, neither the Republic nor any of its property, except for (i) property used by a diplomatic or consular mission of the Republic; (ii) property of a military character and under the control of a military authority or defense agency of the Republic; (iii) public property; (iv) shares of Peruvian public sector entities or shares of Peruvian private sector entities owned or controlled by the Republic or by a Peruvian public sector entity, or revenues collected from the sale of such shares, to the extent such shares or revenues are exempt by Peruvian law from attachment or execution; or (v) funds deposited in the Republic’s accounts held in the Peruvian financial system that constitute public domain property, has any immunity from jurisdiction of any court or from set-off or from execution, attachment or any other legal process.

5. The waivers of immunity by the Republic contained in the Dealer Manager Agreement, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement and the 2033 Bonds, the appointment of the process agent in the Dealer Manager Agreement, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement and the 2033 Bonds, the consent by the Republic to the jurisdiction of the courts specified in the Dealer Manager Agreement, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement, and the terms and conditions of the 2033 Bonds and the provision that the laws of the State of New York govern the Dealer Manager Agreement, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement and the 2033 Bonds, are irrevocably binding on the Republic.

6. The Dealer Manager Agreement, the Information and Exchange Agent Engagement Letter and the Fiscal Agency Agreement are, and upon authentication by the Fiscal Agent, the 2033 Bonds will be, in proper legal form under the laws of the Republic for the enforcement thereof in the Republic against the Republic.

7. Any judgment issued by a New York court under the Dealer Manager Agreement, the Information and Exchange Agent Engagement Letter, the Fiscal Agency Agreement, or the 2033 Bonds will be recognized as legally binding and may be enforced or executed in the Republic against the Republic without the local court reopening the case; provided that the following requirements are met: (i) the judgment does not resolve matters under the exclusive jurisdiction of Peruvian courts (such as matters involving Peruvian real estate property); (ii) such court had jurisdiction under its own conflicts of law rules and under general principles of international procedural jurisdiction; (iii) the defendant was served in accordance with the laws of the place where the proceeding took place, was granted reasonable opportunity to appear before such foreign court, and was guaranteed due process rights; (iv) the judgment has the status of res judicata as defined in the jurisdiction of the court rendering such judgment; (v) there is no pending litigation in the Republic between the same parties for the same dispute, which shall have been initiated before the commencement of the proceeding that concluded with the foreign judgment; (vi) the judgment is not incompatible with another judgment that fulfills the requirements of recognition and enforceability established by Peruvian law and such foreign judgment was rendered first; (vii) the judgment is not contrary to public order or good morals; and (viii) it is not proven that such foreign court denies enforcement of Peruvian judgments or engages in a review of the merits thereof. Notwithstanding the above, the execution by Peruvian courts of any judgment ordering payment of any principal or interest arising from the 2033 Bonds by the Republic will be subject to availability of funds according to the statute passed by the Peruvian Congress setting forth the budget corresponding to the fiscal year on which such payment is to be due.

8. As of the date of this opinion, there is no tax, duty, levy, impost, deduction, governmental charge or withholding imposed by the Republic or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution, delivery, performance or enforcement of the Agreements or the 2033 Bonds or in connection with the issuance of the 2033 Bonds or (ii) on any payment to be made by the Republic thereunder or under the 2033 Bonds, pursuant to the definite exemption, in force as of January 1, 2010, that exempts from Peruvian income tax interest accrued in connection with the reopening of the 2033 Bonds, as established by Legislative Decree No. 972, as amended by Article 2 of the Law No. 29308. Moreover, capital gains generated on the sale of the aforementioned bonds will be tax exempted, according to Peruvian income tax act as of January 1, 2010.

9. As of the date of this opinion, no stamp or other issuance or transfer taxes or duties are payable by or on behalf of the Joint Dealer Managers to the Republic or any political subdivision or taxing authority thereof or therein in connection with the exchange or purchase of the Eligible Bonds.

10. The 2033 Bonds (assuming they are issued substantially in the form of bonds of the same series that were initially issued), when duly executed, authenticated, issued and delivered pursuant to the Invitation and the Fiscal Agency Agreement, will be the direct, unconditional and unsecured obligations of the Republic; the full faith and credit of the Republic will be pledged for the due and punctual payment of the principal of, interest on, and any additional amount required to be paid with respect to the 2033 Bonds and the performance of the covenants therein contained; the 2033 Bonds will rank pari passu in priority of payment and in all other respects with all other External Indebtedness (as defined in Base Prospectus under “Description of the Securities”) of the Republic.

11. When issued, the 2033 Bonds (assuming they are issued substantially in the form of bonds of the same series that were initially issued) and all payments thereon will be made without deduction and free from any and all stamp or issuance or transfer taxes and no income, capital gains or withholding taxes or other charges of whatsoever nature of the Republic, except to the extent that such 2033 Bonds or payments will be held or received by persons who are subject to tax for reasons other than the mere holding of such 2033 Bonds or receiving payments thereon.

12. It is not necessary under the laws of the Republic that the Joint Dealer Managers be licensed, qualified or entitled to carry on business in the Republic by reason of the execution, delivery, performance or enforcement of the Dealer Manager Agreement, and the Joint Dealer Manager will not be deemed resident, domiciled, to be carrying on business or subject to taxation in the Republic solely by reason of the execution, delivery, performance outside the Republic or enforcement of the Dealer Manager Agreement.

13. The Registration Statement, the Prospectus and the Prospectus Supplement and their filing with the Securities and Exchange Commission have been duly authorized by and on behalf of the Republic, and the Registration Statement has been duly executed by and on behalf of the Republic. Mrs. Betty Sotelo Bazán and [Mr. Helí Pelaez Castro] have been duly appointed as the Authorized Representatives of the Republic in connection with the Registration Statement.

14. The statements under the captions “The Republic of Peru,” “The Economy,” “Balance of Payments and Foreign Trade,” “The Monetary System,” “Public Sector Finances,” “Public Sector Debt,” “Description of the Securities” and “Taxation” in the Base Prospectus and under the captions “Recent Developments,” “Description of the 2033 Bonds” and “Taxation” in the Prospectus Supplement insofar as such statements constitute a summary of the documents or matters referred to therein, taken as a whole, are an accurate summary of the legal matters referred to therein.

15. Based upon due inquiry of officials of the Republic involved in the preparation of the Registration Statement and the Invitation Materials, nothing has come to our attention that would cause us to believe that the Registration Statement and the Invitation Materials (except for financial information and other financial data contained or incorporated therein, as to which we express no belief), did not, as of the dates thereof, and do not, as of the date hereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing at such dates, not misleading.

16. The laws of the Republic do not require any statute or regulation or legal or governmental proceeding, or any contract or document of the Republic of any character, to be described in the Registration Statement and the Invitation Materials.

17. Based upon due inquiry of officials of the Republic involved in the preparation of the Registration Statement, the Invitation Materials and the Dealer Manager Agreement, the execution and delivery of the Dealer Manager Agreement, the 2033 Bonds and all other documents to be executed and delivered by the Republic thereunder, the incurrence of obligations therein set forth, the consummation of the transactions therein contemplated and the issuance and delivery of the 2033 Bonds do not, and will not, result in the exercise of, or give rise to a right to exercise, any put, call or other option which, if exercised, might result in a material adverse change in the financial condition of the Republic and there are no puts, calls or other options to which the Republic is subject which if exercised would result in such a change.

18. Under the laws of the Republic, the Republic has (i) validly and irrevocably submitted to the jurisdiction of any New York State court or the United States District Court for the Southern District of New York in any action arising out of or based on the Dealer Manager Agreement; (ii) validly and irrevocably submitted to the jurisdiction of any New York State or federal court located in New York City, State of New York, in any action arising out of or based on the Fiscal Agency Agreement; (iii) validly and irrevocably waived any objection to the venue of any such action in any such court; and (iv) validly appointed CT Corporation, presently located at 111 Eighth Avenue, 13th floor, New York, New York, as its authorized agent for the purpose described therein; service of process effected in the manner set forth in the Dealer Manager Agreement or the Fiscal Agency Agreement, as applicable, will be effective to confer valid personal jurisdiction over the Republic in any such action; and the waiver by the Republic under the Dealer Manager Agreement or the Fiscal Agency Agreement, as applicable, of any immunity to jurisdiction to which it may otherwise be entitled (including sovereign immunity) is legal, valid and binding under the laws of the Republic.

Annex II

FORM OF OPINION OF ALLEN & OVERY LLP

1. The Republic has duly executed and delivered the Dealer Manager Agreement and the Dealer Manager Agreement constitutes a valid and binding obligation of the Republic, enforceable against the Republic in accordance with its terms.

2. The Fiscal Agency Agreement constitutes a legal, valid and binding obligation of the Republic, enforceable against the Republic in accordance with its terms.

3. The Reopened 2033 Bonds, upon due authorization, execution and delivery by the Republic and due authentication by the Fiscal Agent in accordance with the terms of the Fiscal Agency Agreement, will be duly issued and delivered by the Republic and will constitute valid and binding obligations of the Republic, enforceable against the Republic in accordance with their terms.

4. No authorization, approval or consent of, and no filing or registration with, any governmental or regulatory authority or agency of the United States or of the State of New York is required on the part of the Republic for the execution, delivery or performance by the Republic of the Agreements, except such as have been obtained or effected under the Securities Act.

5. Under the laws of the State of New York and the applicable federal laws of the United States relating to submission of jurisdiction, pursuant to Section 15 of the Dealer Manager Agreement, the Republic (i) has validly submitted to the jurisdiction of the courts of the State of New York and the United States District Court of the Southern District of New York for the purposes specified in the Dealer Manager Agreement, (ii) has validly waived any objection to the venue of a proceeding in any such court, and (iii) has validly appointed CT Corporation System in The City of New York as its authorized agent for such purposes. Service of process on CT Corporation in the manner set forth in the Dealer Manager Agreement will be effective under the laws of the State of New York to confer valid personal jurisdiction over the Republic for such purposes.

6. The waiver by the Republic pursuant to Section 15 of the Dealer Manager Agreement of any immunity to jurisdiction to which it may otherwise be entitled (including sovereign immunity and immunity from pre-judgment attachment, post-judgment attachment and execution) with respect to any such action relating to the Dealer Manager Agreement in any such court is valid and binding under New York State and United States federal law.

*                             *                            *                             *                             *                            *

Subject to the foregoing, we confirm that the Registration Statement, as of the effective date or the date last amended, and the Prospectus, as of the date hereof (in each instance, except for the information of a statistical, accounting or financial nature or the Republic Disclosure included therein or omitted therefrom, as to which we do not express any view), appeared on their face to be appropriately responsive in all material respects to the requirements of the Securities Act and the applicable rules and regulations

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of the Commission thereunder. Further, we hereby advise you that nothing has come to our attention in the course of the procedures described in the third paragraph of this letter that has caused us to believe that (i) the Registration Statement (except for the information of a statistical, accounting or financial nature or the Republic Disclosure included therein or omitted therefrom, as to which we do not express any view), as of its effective date or the date last amended, contained an untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Prospectus (except for the information of a statistical, accounting or financial nature or the Republic Disclosure included therein or omitted therefrom, as to which we do not express any view), as of its date contained an untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Also, nothing that has come to our attention in the course of the procedures described in the third paragraph of this letter has caused us to believe that the Prospectus, as of the date hereof (except for the information of a statistical, accounting or financial nature or the Republic Disclosure included therein or omitted therefrom, as to which we do not express any view), contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

We advise you that the statements contained in (i) the Base Prospectus under the caption “Description of the Securities,” insofar as they relate to the laws of the United States or the State of New York described therein or purport to describe the documents referred to therein, constitute a fair summary thereof and (ii) the Prospectus Supplement under the captions (a) “Description of the 2033 Bonds,” insofar as they relate to the laws of the United States or the State of New York described therein or purport to describe the documents referred to therein, constitute a fair summary thereof and (b) "Taxation – United States Federal Income Taxation" to the extent that they constitute matters of United States federal income tax law or legal conclusions with respect thereto currently applicable to the U.S. holders and non-U.S. holders described therein, are, in each instance (subject to the qualifications set forth therein), fair summaries of such matters in all material respects.

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Annex III

FORM OF OPINION OF SIMPSON THACHER & BARTLETT LLP

(i) we advise you that the Registration Statement has become effective under the Securities Act and the Base Prospectus was filed on [—], 2010 pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued or proceeding for that purpose has been instituted or threatened by the Commission;

(ii) each of the Registration Statement, as of the date it became effective under the Securities Act, and the Base Prospectus, as of the date thereof, appeared, on its face, to be appropriately responsive, in all material respects, to the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder, except that in each case we express no view with respect to the financial or statistical data contained in or omitted from the Registration Statement or the Base Prospectus; and

(iii) nothing has come to our attention that causes us to believe that (a) the Registration Statement (including the Base Prospectus deemed to be a part thereof), as of the date it became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (b) the Base Prospectus as of the date thereof or hereof, contains or contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that we express no belief in any of clauses (a) or (b) above with respect to the financial or statistical data contained in or omitted from the Registration Statement or the Base Prospectus.

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Annex IV

List of Jurisdictions

(Pursuant to Section 4(d) of the Dealer Manager Agreement)

Austria

Belgium

Bermuda

Brazil

Canada

Cayman Islands

Chile

Colombia

Jersey

France

Germany

Guernsey

Hong Kong

Ireland

Israel

Italy

Japan

Lichtenstein

Luxembourg

Monaco

Netherlands Antilles

The Netherlands

Peru

Portugal

Singapore

Spain

Switzerland

United Kingdom

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Annex V

FOR IMMEDIATE RELEASE

April 9, 2010

LIMA, PERU – The Republic of Peru (“Peru”) announced today its invitations to owners of each series of bonds listed below (collectively, the “Eligible Bonds”) to submit one or more offers to exchange any and all Eligible Bonds for 8.75% U.S. Dollar-Denominated Global Bonds due 2033 (the “2033 Bonds”) and/or tender Eligible Bonds for up to the equivalent of U.S.$500,000,000 of cash, upon the terms and subject to the conditions contained in the prospectus supplement dated April 9, 2010, and the prospectus dated April 9, 2010 (the “Invitation Materials”). The transactions contemplated in the Invitation Materials are collectively referred to as the “Invitations.”

Series of Eligible Bonds*	Outstanding Principal Amount	ISIN	Applicable Benchmark	Bloomberg Page	Eligible Bond Spread

9.125% USD-Denominated Global Bonds due 2012 (the “2012 Bonds”)	U.S.$401,562,000	US715638AL65 USP87324AA07 US715638AK82	1% U.S. Treasury Note due 3/2012	FIT1	10bps

7.500% EUR-Denominated Global Bonds due 2014 (the “2014 Bonds”)	€650,000,000	XS0203281182	EUR Swap Rate (interpolated)	IRSB19	102bps

9.875% USD-Denominated Global Bonds due 2015 (the “2015 Bonds”)	U.S.$750,000,000	US715638AN22	2.5% U.S. Treasury Note due 3/2015	FIT1	77bps

8.375% USD-Denominated Global Bonds due 2016 (the “2016 Bonds”)	U.S.$1,332,895,000	US715638AQ52	2.625% U.S. Treasury Note due 4/2016	FIT6	85bps

New Bonds	Outstanding Principal Amount	ISIN	Applicable Benchmark	Bloomberg Page	2033 Bond Reopen Spread

8.75% USD-Denominated Global Bonds due 2033 (the “2033 Bonds”)	U.S.$984,636,000	US715638AP79	4.375% U.S. Treasury Bond due 11/2039	FIT1	144bps

*	The 2012 Bonds (except the 2012 Bonds with ISIN US715638AK82), the 2014 Bonds and the 2015 Bonds are currently admitted to trading on the regulated market of the Luxembourg Stock Exchange and listed on the Official List of the Luxembourg Stock Exchange. The 2016 Bonds and the outstanding 2033 Bonds are currently admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange and listed on the Official List of the Luxembourg Stock Exchange.

The 2033 Bonds will be consolidated, form a single series and be fully fungible with Peru’s outstanding U.S.$984,636,000 8.75% U.S. Dollar-Denominated Global Bonds due 2033 (CUSIP No. 715638AP7, ISIN US715638AP79, Common Code 018096145). Application has been made to list the 2033 Bonds issued pursuant to the Invitations on the Official List of the Luxembourg Stock Exchange and to have them admitted for trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Each offer to exchange or tender any series of Eligible Bonds is made as a separate, independent offer. Peru reserves the right, in its sole and absolute discretion, not to accept offers to exchange and/or tenders of one or more series of Eligible Bonds. Offers to exchange one or more series of Eligible Bonds will be subject to a minimum threshold condition described in the prospectus supplement, but offers to tender Eligible Bonds for cash will not be subject to any minimum threshold condition. Peru may purchase Eligible Bonds for an aggregate purchase price (excluding accrued interest) of up to the equivalent of U.S.$500,000,000, upon the terms and subject to the conditions of the Invitations. Eligible Bonds tendered for cash may be subject to proration, with those holders whose aggregate principal amount of Eligible Bonds tendered for cash does not meet the minimum threshold condition, receiving priority. If your offer to tender your Eligible Bonds for cash is subject to proration, the aggregate principal amount of your Eligible Bonds not accepted for purchase meets the minimum threshold condition and you so elect in the electronic submission of your offer, your unaccepted Eligible Bonds can be automatically retendered for 2033 Bonds. There is no maximum or minimum principal amount of 2033 Bonds that may be issued pursuant to the Invitations.

The Invitations will begin on April 9, 2010. The Invitations and withdrawal rights will expire at 5:00 p.m., New York City Time, on April 14, 2010, unless extended or earlier terminated by Peru in its sole and absolute discretion (the “Expiration Date”).

Copies of the prospectus supplement and the prospectus describing the Invitations may be obtained from the information and exchange agent, Bondholder Communications Group, at the address, website and telephone numbers set forth below.

The Joint Dealer Managers for the Invitations are:

Barclays Capital Inc.	HSBC Securities (USA) Inc.
745 Seventh Avenue	452 Fifth Avenue
New York, New York, 10019	New York, New York, 10018
Attention: Liability Management	Attention: Global Liability Management Group
In the United States, call toll free:	In the United States, call toll free:
+1 (800) 438-3242	+1 (888) HSBC-4LM
Outside the United States, call:	Outside the United States, call:
+1 (212) 528-7581	+1 (212) 525-5552
+44 (0) 20 7773-5484	+44 (0) 20 7991-5874
E-mail: liability.management@barcap.com	E-mail: liability.management@hsbcib.com

The Information and Exchange Agent for the Invitations is:

Bondholder Communications Group

Attn: Ruth Perez

E-mail: rperez@bondcom.com

Website: www.bondcom.com/rop

In New York:	In London:
30 Broad St., 46th floor	28 Throgmorton St., 1st floor
New York, NY 10004	London EC2N 2AN
Tel: +1 212 809 2663	Tel: +44 (0)20 7382 4580
Fax: +1 212 437 9827	Fax: +44 (0)20 7067 9239

The prospectus supplement and the prospectus comprising the Invitations are available from the SEC’s website at http://www.sec.gov.

Peru has filed a registration statement (including the prospectus supplement and the prospectus) with the SEC for the offering to which this communication relates. Before you participate or invest, you should read the prospectus in that registration statement and other documents Peru has filed with the SEC for more complete information about Peru and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Information and Exchange Agent will arrange to send you the prospectus supplement and the prospectus if you request it by calling it at the numbers specified above.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be a sale of the securities referenced in this communication in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The distribution of materials relating to the Invitations, and the transactions contemplated by the Invitations, are restricted by law in certain jurisdictions. If materials relating to the Invitations come into your possession, you are required by Peru to inform yourself of and to observe all of these restrictions. The materials relating to the Invitations do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires the Invitations to be made by a licensed broker or dealer and either dealer manager or any affiliate of a dealer manager is a licensed broker or dealer in that jurisdiction, the Invitations shall be deemed to be made by such dealer manager or affiliate on behalf of Peru in such jurisdiction.

Offers to exchange Eligible Bonds for 2033 Bonds in Belgium may only be submitted for a total consideration of at least €50,000 per investor in accordance with article 3 of the law of 16 June 2006 on the public offer of investment instruments and the admission of investment instruments to trading on a regulated market. Neither the Invitation Materials nor any other documents or materials relating to the Invitations have been and will not be notified to or approved by the Belgian Banking, Finance and Insurance Commission (Commission Bancaire, Financière et des Assurances/Commissie voor het Bank, Financie en Assurantiewezen).

The Invitations and the Invitation Materials have not been, and will not be, registered with the Comisión Nacional Supervisora de Empresas y Valores (the Peruvian Securities and Exchange Commission).

The Invitations do not constitute an offer or sale of the 2033 Bonds to the public in the Grand Duchy of Luxembourg (“Luxembourg”), directly or indirectly, and neither the Invitation Materials nor any offering circular, prospectus, form of application, advertisement, communication or other material may be distributed, or otherwise made available in, or from or published in, Luxembourg, except (i) for the sole purpose of the admission to trading of the 2033 Bonds on the Euro MTF market of the Luxembourg Stock Exchange and listing of the 2033 Bonds on the Official List of the Luxembourg Stock Exchange and (ii) in circumstances which do not constitute an offer of securities to the public pursuant to the provisions of the Luxembourg Act dated 10 July 2005 relating to prospectuses for securities, including, without limitation, the 2033 Bonds being offered in Luxembourg to investors who acquire the 2033 Bonds for a total consideration of at least €50,000 (or the equivalent amount in another currency) per investor, for each separate offer.

Contact information:	Ruth Perez
Bondholder Communications Group
30 Broad Street, 46th floor
New York, NY 10004
Tel. +1 212 809 2663
rperez@bondcom.com

Annex VI

Form of Announcement Press Release

FOR IMMEDIATE RELEASE

Lima, Peru, April [15], 2010. The Republic of Peru (“Peru”), in accordance with its previously-announced invitations (the “Invitations”) to holders of its 9.125% USD-Denominated Global Bonds due 2012 (the “2012 Bonds”), 7.500% EUR-Denominated Global Bonds due 2014 (the “2014 Bonds”), 9.875% USD-Denominated Global Bonds due 2015 (the “2015 Bonds”), and 8.375% USD-Denominated Global Bonds due 2016 (the “2016 Bonds”) to submit one or more offers to exchange any and all Eligible Bonds for 8.75% U.S. Dollar-Denominated Global Bonds due 2033 (the “2033 Bonds”) and/or tender Eligible Bonds for cash, hereby announces the following results of the exchange offers and cash tender offers that were the subject of the Invitations:

(A) With respect to all series of Eligible Bonds, approximately U.S.$[—] million aggregate principal amount of Eligible Bonds have been accepted in the Invitations, as follows:

(i)	approximately U.S.$[—] million aggregate principal amount of Eligible Bonds in exchange for approximately U.S.$[—] million aggregate principal amount of 2033 Bonds and

(ii)	approximately U.S.$[—] million aggregate principal amount of Eligible Bonds in exchange for approximately U.S.$[—] million in cash.

(B) With respect to the 2012 Bonds, approximately U.S.$[—] million aggregate principal amount of 2012 Bonds have been accepted in the Invitations, as follows:

(i)	approximately U.S.$[—] million aggregate principal amount of 2012 Bonds in exchange for approximately U.S.$[—] million aggregate principal amount of 2033 Bonds and

(ii)	approximately U.S.$[—] million aggregate principal amount of 2012 Bonds in exchange for approximately U.S.$[—] million in cash.

(C) With respect to the 2014 Bonds, approximately €[—] million aggregate principal amount of 2014 Bonds have been accepted in the Invitations, as follows:

(i)	approximately €[—] million aggregate principal amount of 2012 Bonds in exchange for approximately U.S.$[—] million aggregate principal amount of 2033 Bonds and

(ii)	approximately €[—] million aggregate principal amount of 2014 Bonds in exchange for approximately U.S.$[—] million in cash.

(D) With respect to the 2015 Bonds, approximately U.S.$[—] million aggregate principal amount of 2015 Bonds have been accepted in the Invitations, as follows:

(i)	approximately U.S.$[—] million aggregate principal amount of 2015 Bonds in exchange for approximately U.S.$ [—] million aggregate principal amount of 2033 Bonds and

(ii)	approximately U.S.$ [—] million aggregate principal amount of 2015 Bonds in exchange for approximately U.S.$[—] million in cash.

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(E) With respect to the 2016 Bonds, approximately U.S.$[—] million aggregate principal amount of 2016 Bonds have been accepted in the Invitations, as follows:

(i)	approximately U.S.$[—] million aggregate principal amount of 2016 Bonds in exchange for approximately U.S.$ [—] million aggregate principal amount of 2033 Bonds and

(ii)	approximately U.S.$ [—] million aggregate principal amount of 2016 Bonds in exchange for approximately U.S.$[—] million in cash.

[The cash tender offers for the Eligible Bonds were not subject to proration.] The Invitations expired yesterday at 5:00 P.M. (New York City Time). Settlement of the Invitations is still expected to occur on April 29, 2010.

The Information and Exchange Agent for the Invitations is:

Bondholder Communications Group

Attn: Ruth Perez

E-mail: rperez@bondcom.com

Website: www.bondcom.com/rop

In New York:	In London:
30 Broad St., 46th floor	28 Throgmorton St., 1st floor
New York, NY 10004	London EC2N 2AN
Tel: +1 212 809 2663	Tel: +44 (0)20 7382 4580
Fax: +1 212 437 9827	Fax: +44 (0)20 7067 9239

The Joint Dealer Managers for the Invitations are:

Barclays Capital, Inc.	HSBC Securities (USA) Inc.
745 Seventh Avenue	452 Fifth Avenue
New York, New York, 10019	New York, New York, 10018
Attention: Liability Management	Attention: Global Liability Management Group
In the United States, call toll free:	In the United States, call toll free:
+1 (800) 438-3242	+1 (888) HSBC-4LM
Outside the United States, call:	Outside the United States, call:
+1 (212) 528-7581	+1 (212) 525-5552
+44 (0)20 7773-5484	+44 (0) 20 7991-5874
E-mail: liability.management@barcap.com	E-mail: liability.management@hsbcib.com

The prospectus supplement and the prospectus comprising the Invitations are available from the SEC’s website at http://www.sec.gov.

Peru has filed a registration statement (including the prospectus supplement and the prospectus) with the SEC for the offering to which this communication relates. Before you participate or invest, you should read the prospectus in that registration statement and other documents Peru has filed with the SEC for more complete information about Peru and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Information and Exchange Agent will arrange to send you the prospectus supplement and the prospectus if you request it by calling it at the numbers specified above.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be a sale of the securities referenced in this communication in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

VI-2

The distribution of materials relating to the Invitations, and the transactions contemplated by the Invitations, are restricted by law in certain jurisdictions. If materials relating to the Invitations come into your possession, you are required by Peru to inform yourself of and to observe all of these restrictions. The materials relating to the Invitations do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires the Invitations to be made by a licensed broker or dealer and either dealer manager or any affiliate of a dealer manager is a licensed broker or dealer in that jurisdiction, the Invitations shall be deemed to be made by such dealer manager or affiliate on behalf of Peru in such jurisdiction.

Offers to exchange Eligible Bonds for 2033 Bonds in Belgium may only be submitted for a total consideration of at least €50,000 per investor in accordance with article 3 of the law of 16 June 2006 on the public offer of investment instruments and the admission of investment instruments to trading on a regulated market. Neither the Invitation Materials nor any other documents or materials relating to the Invitations have been and will not be notified to or approved by the Belgian Banking, Finance and Insurance Commission (Commission Bancaire, Financière et des Assurances/Commissie voor het Bank, Financie en Assurantiewezen).

The Invitations and the Invitation Materials have not been, and will not be, registered with the Comisión Nacional Supervisora de Empresas y Valores- (the Peruvian Securities and Exchange Commission).

The Invitations do not constitute an offer or sale of the 2033 Bonds to the public in the Grand Duchy of Luxembourg (“Luxembourg”), directly or indirectly, and neither the Invitation Materials nor any offering circular, prospectus, form of application, advertisement, communication or other material may be distributed, or otherwise made available in, or from or published in, Luxembourg, except (i) for the sole purpose of the admission to trading of the 2033 Bonds on the Euro MTF market of the Luxembourg Stock Exchange and listing of the 2033 Bonds on the Official List of the Luxembourg Stock Exchange and (ii) in circumstances which do not constitute an offer of securities to the public pursuant to the provisions of the Luxembourg Act dated 10 July 2005 relating to prospectuses for securities, including, without limitation, the 2033 Bonds being offered in Luxembourg to investors who acquire the 2033 Bonds for a total consideration of at least €50,000 (or the equivalent amount in another currency) per investor, for each separate offer.

Contact information:	Ruth Perez
Bondholder Communications Group
30 Broad Street, 46th floor
New York, NY 10004
Tel. +1 212 809 2663
rperez@bondcom.com

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or other notice was automatically generated as a result of this communication being sent via Bloomberg or another email system.

VI-3